As filed with the Securities and Exchange Commission on November 10, 2004

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_________________

FORM 8-K

CURRENT REPORT

_________________

Date of report (date of earliest event reported):   November 4, 2004

ENERGY EXPLORATION TECHNOLOGIES INC.
(Exact name of registrant as specified in its charter)

Province of Alberta	0–24027	N/A
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

Suite 700 Phoenix Place, 840–7th Avenue, S.W., Calgary, Alberta, Canada T2P 3G2
(Address of principal executive offices) (Zip Code)

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.

ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Energy Exploration Technologies Inc. (“NXT”) has entered into two (2) agreements with its Chief Executive Officer and President, Mr. George Liszicasz, regarding the ownership of, use of and access to the technology that NXT has jointly developed with Mr. Liszicasz and is known by the parties as the “SFD technology”.  The agreements entered into by NXT and Mr. Liszicasz are an Interim Operating Agreement and a Technical Services Agreement. Both agreements were approved by NXT’s board of directors on November 4, 2004. The Interim Operating Agreement is effective as of August 25, 2004 and the Technical Services Agreement is effective as of January 1, 2006. Copies of the agreements are filed as Exhibits to this Form 8-K.

Mr. Liszicasz developed the prototype sensor for the SFD technology, which later transferred to Momentum Resources Corporation, a Bahamian corporation (“Momentum”), of which Mr. Liszicasz is a part-owner. Eventually, the prototype became the subject of a Restated Technology Agreement dated August 1, 1996 and amended on April 3, 1988.  Pursuant to this agreement, Momentum agreed to provide certain services including but not limited to the acquisition and provision of raw SFD data and to undertake the further technical development and commercial advancement of the Prototype Stress Field Detector, However, Momentum was unwilling or unable to fulfill its obligations under the agreement and NXT was required to acquire and provide the raw SFD data and to financially contribute to the enhancement and development of the second generation of SFD sensors. NXT engaged additional staff with specialized knowledge and skills in semi-conductor and quantum technology to assist Mr. Liszicasz in developing such sensors.

The Interim Operating Agreement states that NXT has an undivided and unencumbered title to the four (4) operating stress field detectors engineered and constructed by Mr. Liszicasz from June 1, 1999, plus all sensors which might be manufactured by Mr. Liszicasz in the future with the financial contribution of NXT.  This agreement also states that Mr. Liszicasz is to provide NXT with his know-how and technical expertise in connection with NXT's use of the sensors, which includes construction, redesign and advancement of the sensors; and interpretation and analysis of data produced by surveys using the sensors. The Interim Operating Agreement expires on December 31, 2005.

The Technical Services Agreement goes into effect following the expiration of the Interim Operating Agreement and expires on January 1, 2011.  This agreement continues the obligations of Mr. Liszicasz to provide NXT with his know-how and technical expertise in connection with NXT’s use of the sensors and confirms NXT’s title to the sensors. The other purpose of this agreement is to provide additional consideration to Mr. Liszicasz for providing his services under this agreement.

The material terms of the Technical Services Agreement are as follows:

-

Mr. Liszicasz is to be employed by NXT as its President and Chief Executive Officer.

-

In the course of his employment, Mr. Liszicasz is to provide the SFD with certain support services so that NXT can carry out its operations in the exploration for hydrocarbon resources.

-

Mr. Liszicasz granted to NXT an exclusive, world-wide license to use, develop, copy and modify the existing sensors and to the extent necessary also the theories of quantum physics which are utilized in the operation of the sensors, and which theories remain the property of Mr. Liszicasz.

-

Mr. Liszicasz shall be paid an annual salary that is set by NXT’s Compensation Committee.

-

Mr. Liszicasz shall be entitled to participate in NXT’s bonus plan or plans that may be provided from time to time by NXT.

-

Mr. Liszicasz shall receive 10,000,000 shares of NXT’s preferred stock which may be converted into shares of NXT’s common stock on a one for one basis; conversion of the preferred shares in conditioned upon NXT reaching certain milestones: (a) the first 2,000,000 shares are immediately convertible; (b) the next 2,000,000 shares are convertible upon NXT reaching $50 million in annual gross revenues; (c) the next 2,000,000 shares are convertible upon NXT reaching $100 million in annual gross revenues; (d) the next 2,000,000 shares are convertible upon NXT reaching $250 million in annual gross revenues; and (e) the final 2,000,000 shares are convertible upon NXT reaching $500 million in annual gross revenues.

-

Half of the 10,000,000 shares of NXT’s preferred stock to be issued to Mr. Liszicasz are subject to approval by NXT’s shareholders at NXT’s next annual meeting of shareholders. In the event that such approval is not given, 5,000,000 shares of the preferred stock shall be cancelled.

  SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01(C)

EXHIBITS

Exhibit
Number

Description

10.42

Interim Operating Agreement dated August 25, 2004 by and between NXT and Mr. George Liszicasz, NXT’s CEO and President.

10.43

Technical Services Agreement dated August 25, 2004 and effective January 1, 2005, by and between NXT and Mr. George Liszicasz, NXT’s CEO and President.

Signatures

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated at Calgary, Alberta, Canada, this 10th day of November 2004.

ENERGY EXPLORATION TECHNOLOGIES INC.

By: /s/ George Liszicasz

Name:

George Liszicasz

Title

Chief Executive Officer

(principal executive officer)